UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2006

TELEMETRIX, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 000-14724

DELAWARE	470830931
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

7105 La Vista Place, Suite 100, Longmont, Colorado 80503
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-652-3279

1225 Sage Street, Gering, Nebraska 69341
(Former name, former address and former fiscal year, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events

8.01 Other Events

     On October 27, 2006, at the Company’s annual meeting of shareholders, a majority of the Company’s shareholders: (1) approved the election of William W. Becker, Gary Brown, Piers Linney, Christopher Fitzsimmons, and Larry L. Becker as directors of the Company; (2) ratified the selection of Stark Winter Scheinkein & Co. LLP. as the Company’s independent auditors for the fiscal years ending 2005 and 2006; (3) approved an Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 750 million shares; (4) approved an Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of preferred stock to 25 million; (5) approved the Settlement Agreement dated November 30, 2004, as described in the Company’s Proxy Statement relating to the annual meeting; and (6) approved the adoption of the Company’s 2006 Employee Incentive Stock Option plan as described in the Proxy Statement related to the annual meeting.

     The election of Messrs. William Becker, Gary Brown, Piers Linney, Christopher Fitzsimmons, and Larry Becker to the Company’s Board of Directors was approved by holders of more than 79% of the 24,999,682 issued and outstanding shares of the Company’s common stock. The ratification of the Company’s auditors, Stark Winter Scheinkein & Co. LLP. was approved by holders of more than 80% of the issued and outstanding shares of the Company’s common stock; the approval of the increase in the authorized number of shares of common stock was approved by more than 59% of the issued and outstanding shares of the Company’s common stock; the approval of the increase in the authorized number of shares of preferred stock was approved by holders of approximately 52% of the issued and outstanding shares of the Company’s common stock; approval of the Settlement Agreement was approved by holders of approximately 69% of the shares eligible to vote on this proposal; and approval of the Company’s 2006 Incentive Stock Option plan was approved by holders of approximately 72% of the issued and outstanding shares of the Company’s common stock.

     In addition, Mr. William W. Becker, Chairman of the Board of Directors and Chief Executive Officer, delivered a report to the shareholders at the annual meeting. A copy of Mr. Becker’s report is attached as Exhibit 1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 6, 2006

Telemetrix Inc.

By:       /s/ William Becker
          William Becker
          Chief Executive Officer (Principal Executive Officer)

Exhibit 1

October 27, 2006

President’s Report

To Our Shareholders:

This has been an exciting and pivotal year for Telemetrix, with management making some key changes that are already yielding positive results.

During the past twelve months, we have focused on streamlining operations, bringing the company current with SEC and FCC regulations, and developing a strategy for aggressively marketing our wireless data communications services. In late 2005, the company headquarters was moved to Longmont, Colorado, in order to take advantage of the significant telecommunications base in this state.

For the past several years, Telemetrix has focused on using our Personal Communications System (PCS) license and network to provide GSM network access for telemetry devices from third party providers. However, in late 2005 we realized that the company’s telecommunications infrastructure and switch did not have the capacity to meet projected growth. To comply with FCC licensing regulations and to support enhanced services in the future, Telemetrix completed an upgrade of its switch and radio access network in August 2006. The new switch, hosted by Pario Solutions, is compliant with third generation (3G) mobile telecommunications systems, specifying the migration to a packet-switched core network.

Based on the new fully compliant switch and scalable network architecture, the company is being re-branded as Convey Communications Inc, beginning this month. A new website has been rolled out to promote Convey Communications. Pricing strategies, rate plans and marketing materials are being developed to support new, enhanced service offerings over the next two years. These include Short Message Service (SMS) targeting business-to-business applications, GPRS, EDGE, pre and post-voice plans and voice-over-IP (VoIP) services.

The company’s immediate objective is to increase the amount of SMS and GPRS traffic on our networks. SMS is a rapidly growing application, with analysts predicting SMS volumes of 2.38 trillion messages in 2010, up from 760 billion in 2004. Telemetrix will focus on business-to-business, machine-to-machine and mobile data applications for commercial, industrial and government clients. In almost every facet of business, networked and intelligent devices are coordinating and optimizing everyday functions to improve services and reduce costs. Analysts and industry experts expect as many as 100 million devices to use data communications by 2015 with global markets to reach $250 B in that time. Telemetrix will initially target the following verticals:

•	Security
•	Vehicle and Asset Management
•	Building Maintenance and Monitoring
•	Wireless Vending
•	Locating Services
•	Automated Meter or Device Reading

With the new switch, competitive rates, and marketing plan, Telemetrix is well positioned to capitalize on the global shift to IP-based technology. Our operations, network and services are taking advantage of these shifts and will lead to significant revenue growth over the next few years.

We appreciate your continued support and look forward to a successful year ahead.

/s/ William Becker
   William Becker
   CEO and President